As filed with the Securities and Exchange Commission on September 19, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under the Securities Act of 1933

SANMINA-SCI CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	77-0228183

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2700 North First Street
San Jose, California 95134

(Address, including zip code, of principal executive offices)

1999 Stock Plan

(Full title of the plan)

Jure Sola
Chairman and Chief Executive Officer
Sanmina-SCI Corporation
2700 North First Street
San Jose, California 95134

(Name and address of agent for service)

408.964.3500

(Telephone number, including area code, of agent for service)

Copies to:
Christopher D. Mitchell, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to	to be	Offering Price	Aggregate Offering	Registration Fee
be Registered	Registered	Per Share	Price	(2)

1999 Stock Plan Common Stock, $0.01 par value (options available for future grants)	13,933,734	$8.925 (1)	$124,358,575.95	$10,060.61

TOTAL	13,933,734	$8.925	$124,358,575.95	$10,060.61

(1)	The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on September 12, 2003. No options have been granted with respect to such shares and the price at which the options to be granted in the future may be exercised is not currently determinable.

(2)	Amount of registration fee was calculated pursuant to Section 6(b) of Securities Act, which provides that the fee shall be $80.90 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be registered.

SANMINA-SCI CORPORATION
REGISTRATION STATEMENT ON FORM S-8

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Registrant is registering 13,933,734 shares of Common Stock available for issuance under the Registrant’s 1999 Stock Plan.

     The following documents and information previously filed by Sanmina-SCI Corporation (the “Registrant”) with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

     1.     The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2002, filed on December 4, 2002, as amended by the Form 10-K/A filed on June 18, 2003, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

     2.     The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2002, filed on February 11, 2003, pursuant to Section 13(a) of the Exchange Act; the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2003, filed on May 14, 2003, as amended by Form 10-Q/A filed on May 16, 2003, pursuant to Section 13(a) of the Exchange Act; the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2003, filed on August 11, 2003, pursuant to Section 13(a) of the Exchange Act;

     3.     The Registrant’s Current Reports on Form 8-K and Form 8-K/A filed pursuant to Section 13(a) of the Exchange Act on December 4, 2002, December 23, 2002, January 15, 2003, April 21, 2003 and July 21, 2003; and

     4.     The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A/A filed on May 25, 2001, pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Mario M. Rosati, a member of Wilson Sonsini Goodrich & Rosati, serves as a Director of the Registrant. Christopher D. Mitchell, a member of Wilson Sonsini Goodrich & Rosati, serves as Secretary of the Registrant. Wilson Sonsini Goodrich & Rosati is corporate counsel to the Registrant.

     The validity of the securities being registered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this registration statement, WS Investment Company 99B, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, in addition to certain current individual members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own an aggregate of 35,773 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

     Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor...[by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

     The Registrant’s Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. This limitation of liability contained in the Restated Certificate of Incorporation continues after a director has ceased to occupy such position as to acts or omissions occurring during such director’s term or terms of office.

     The Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify to the maximum extent and in the manner permitted by the DGCL each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant. The Amended and Restated Bylaws also provide that the Registrant shall indemnify to the extent and in the manner permitted by the DGCL each of its employees and other agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant.

     The Registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit
Number	Description

4.1(1)	1999 Stock Plan and forms of stock option agreement and stock purchase agreement thereunder
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant
23.1	Consent of KPMG LLP
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 5)

(1)  Incorporated by reference from the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on May 25, 1999 (SEC File No. 333-79259).

Item 9. Undertakings.

     A) The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of San Jose, State of California, on September 16, 2003.

SANMINA-SCI CORPORATION

By:	/s/ Jure Sola

Jure Sola Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jure Sola and Randy W. Furr, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8 (including post-effective amendments), to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as the undersigned might or could do in person, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jure Sola Jure Sola	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	September 16, 2003

/s/ Rick R. Ackel Rick R. Ackel	Chief Financial Officer (Principal Financial and Accounting Officer)	September 16, 2003

/s/ Neil Bonke Neil Bonke	Director	September 16, 2003

/s/ John Bolger John Bolger	Director	September 16, 2003

Randy W. Furr	Director	September 16, 2003

Mario M. Rosati	Director	September 16, 2003

/s/ A. Eugene Sapp, Jr. A. Eugene Sapp, Jr.	Director	September 16, 2003

/s/ Wayne Shortridge Wayne Shortridge	Director	September 16, 2003

Signature	Title	Date

/s/ Bernard Vonderschmitt Bernard Vonderschmitt	Director	September 16, 2003

/s/ Jackie M. Ward Jackie M. Ward	Director	September 16, 2003

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1 (1)	1999 Stock Plan and forms of option agreement and stock purchase agreement thereunder
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant
23.1	Consent of KPMG LLP
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 5)

(1)  Incorporated by reference from the Registrant’s Registration Statement on Form S-8 filed with the SEC on May 25, 1999 (SEC File No. 333-79259).